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                                                                     Exhibit 11


                               THE O'GARA COMPANY
               COMPUTATION OF PRO FORMA EARNINGS PER COMMON SHARE
                      For the Year Ended December 31, 1996
                                  (unaudited)
                 (dollars in thousands, except per share data)

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                                                                    Pro Forma
                                                                 Weighted Average                           Pro Forma
                                                                 Number of Common        Pro Forma         Earnings per
                                                                Shares Outstanding       Net Income        Common Share
                                                                ------------------       ----------        ------------
Year Ended December 31, 1996
     Shares outstanding January 1, 1996......................        4,490,383           $        -        $          -
     Dilutive stock options outstanding prior
          to exercise........................................           77,989                    -                   -
     Issuance of common stock upon exercise
          of options.........................................           43,474                    -                   -
     Newly issued shares necessary to fund payment
          of certain indebtedness and AAA distributions
          (1,809,015 shares at $7.29 per share
          net proceeds to fund $13,181,658)..................        1,561,882                    -                   -
     Initial public offering of common stock.................          273,224
     Issuance of shares through underwriter's
          exercise of over-allotment option..................            2,098
     Pro forma net income....................................                -                4,449                   -
                                                                     ---------           ----------        ------------
                                                                     6,449,050           $    4,449        $       0.69
                                                                     =========           ==========        ============
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